Exhibit 99.3

GOLDEN MINERALS SERVICES CORPORATION

Moderator: Jeffrey Clevenger

06-24-11/11:00 a.m. ET

Confirmation # 79101843

GOLDEN MINERALS SERVICES CORPORATION

Moderator:       Jeffrey Clevenger and Steve Altmann

June 24, 2011

11:00 a.m. ET

Additional Information and Where to Find It

In connection with Golden Minerals’ and ECU’s solicitation of proxies with respect to the meeting of shareholders of each of Golden Minerals and ECU to be called with respect to the proposed Arrangement, Golden Minerals will file a proxy statement with the Securities and Exchange Commission (“SEC”) and ECU will file a management information circular with Canadian securities regulatory authorities. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT OR MANAGEMENT INFORMATION CIRCULAR, AS APPLICABLE, WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free copy of the Golden Minerals proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov and a free copy of the ECU management information circular (when available) and other relevant documents filed with Canadian securities authorities, including technical reports relating to the Golden Minerals and ECU properties, at www.sedar.com. Shareholders of Golden Minerals will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Golden Minerals, 350 Indiana Street, Suite 800, Golden, Colorado 80401 or (303) 839-5060, or from Golden Minerals’ website, www.goldenminerals.com.  Shareholders of ECU will also be able to obtain a free copy of the management information circular and other relevant documents (when available) by directing a request by mail or telephone to ECU, 1116 Granada Avenue, Rouyn-Noranda, QC, J9Y 1G9, Canada or 819-797-1210, or from ECU’s website, www.ecu.ca.

Interests of Participants in the Solicitation of Proxies

Golden Minerals and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders in connection with the proposed Transaction.  Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Golden Mineral’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the Arrangement when it becomes available.  Copies of these documents can be obtained, without charge, at the SEC’s website at www.sec.gov or by directing a request to Golden Minerals at the address above.

Operator:                                                                    Good morning.  My name is (Jonathan), and I will be your conference operator today.

At this time, I would like to welcome everyone to the Golden Minerals and ECU Silver Mining Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.  Mr. Clevenger and Mr. Altmann, you may begin your conference.

Jeffrey Clevenger:                      Good morning, ladies and gentlemen.  I’m Jeff Clevenger, chairman, president and CEO of Golden Minerals, and I am joined today with — by Steve Altmann, president and a director of ECU Silver.

We’re just extremely excited today to share with you the combination that we’ve been working on over the past couple of months, and would like to share with you what we believe to be are the benefits for both of our respective shareholders, which will allow us to continue to develop the combined entity.  I would hope that you’ve all had a chance by now to review the joint press release.  If not, then certainly it can be found in the media distribution or on both of our websites.

The new company will retain the Golden Minerals name, and we’d like to walk you through the details of the transaction as well as some background to it, and why we think there is compelling rationale for respective shareholders to vote for this combination.  At the end, we’ll be happy to try to answer any questions you may have.  And we’ll be referring to a presentation, which is posted on both of our websites, that being www.goldenminerals.com and www.ecu.ca.

So while you’re getting organized and finding those particular presentation sites, I’ll talk about the slide number two, which is the forward-looking statements.

We will be making future business plans and that types of things and they will — they will have forward-looking nature to them, forward-looking statements are subject to risks and uncertainties, which you can find detailed in our public filings.

You know, and at your leisure, please do review that disclaimer on slide number 1.

Slide number three is just a picture of the two of us, Steve and myself.  That’s not probably worth spending a lot of time on.  We’re both handsome brutes.

Slide 4, this is the reason that we’re doing this merger of equals.  We think it’s a very exciting day for both shareholders.  We have very complimentary businesses.  We have very complimentary management teams.  And we believe that this combination will create a new, leading junior silver mining company with a — with an attractive growth profile.  In fact, we believe that it’s — actually, if you’ll look into it, you’ll — I think you’ll find that it’s unsurpassed in our market space.

Today we will review the detail of the proposed merger and associated benefits on slide 4.  But, first, we’d like to highlight the quality of our respective companies.  Golden Minerals is a U.S.-based and Delaware organized company with an attractive portfolio of exploration development projects in the Americas, and specifically that’s in Mexico, Peru and Argentina.  Our current focus is and has been on the development of our flagship silver project El Quevar, located in the Salta Province of Argentina, with total resources defined currently of about 60 million ounces.

We continue to move forward our advanced-staged exploration projects with six targets in the Zacatecas district of Mexico.  And when we call it the Zacatecas district, we’re referring to the ground position that we have in and around the Cozamin Mine and the city of Zacatecas.

There’s six targets there, and we’re currently drilling two of them.  We also have about 40 exploration properties in other places, highlighted, I would tell you, by a couple at Peru and one in — one in Argentina, down in the south in the Deseado Massif, where we see indications, at least on the surface, of up to 10 grams of gold.  We intend to be drilling that later in the year as well.  Golden Minerals does bring a seasoned management team, and I know that you hear that from most any company you come around, that, oh, yes, we’ve got the best management that’s ever existed.

But the reality is the Golden team has developed very large projects, not only in Chile, Peru, but also in Bolivia.  We have a strong balance sheet.  Our cash position is satisfactory for the time being.  And we have absolutely no debt and no hedging.  ECU is a Canada-based precious metals producer, currently producing in the Velardena mining district in Mexico’s historic Silver Belt.  And we believe that that district has the potential for substantial growth.  And that is something, of course, that we’ll be focusing on when this merger consummates, is growing the Velardena district as well as the continued development and definition of El Quevar.

Velardena is large.  It’s a high-grade resource base.  And if you take a look at the total silver equivalent ounces defined in all categories, you’re in excess of 400 million silver equivalent ounces.  The operation does benefit from excellent infrastructure.  There’s a large workforce available, being near several large towns, not only in Durango state but in Coahuila.  And, finally, ECU has a very strong technical and exploration team with over 25 of — years of experience in Mexico.  We’re very much looking forward to the contribution that the ECU team will bring to the combined companies and our extensive portfolio as we go forward.

I’m moving to slide five, for those that are — you watching this on the — on the deck there.  We believe the rationale for the merger is compelling.  It creates a new leading junior silver mining company, with a very attractive profile, consisting of, again, the existing asset at Velardena, with a very large, undeveloped sulphide resource.  We intend to study the — move forward with that as quickly as possible and as quickly as we can get our detailed technical reviews done.

And, of course, the El Quevar project in Argentina, those familiar with Golden are quite familiar with that.  It — it’s in the Salta Province of Argentina.  It’s a — it’s a property that exhibits extremely high-grade intercepts.  And we’re currently evaluating that project as we go forward and doing feasibility work.  The merger creates a combined company with much larger scale, more — greater financial strength and, certainly an enhanced capital markets profile.  We believe that our management teams are complimentary, both of which have a proven track record of building world-class mines as well as solid technical and exploration expertise.

I’m also very pleased to be able to tell you that the merger is supported by Golden Minerals — by one of Golden Minerals’ major shareholders, The Sentient Group.  It’s supported by the board of directors at both Golden and ECU.  And we — I’m  also just delighted to tell you that The Sentient Group has expressed their intent to (top) up their investment in the combined company.  I feel that’s a — that’s a real measure of support.  Those guys are — those guys are pretty savvy.  They know what they’re doing and they have a very strong technical team, and they have reviewed this situation, have give us — given us those indications.

Slide 6, it would be covered by Steve, and Mr. Altmann.

Stephen Altmann:                      Thanks, Jeff.  We — we’re very excited about this transaction, as Jeff mentioned earlier, as it really represents a true merger of equals.

And it very much capitalizes on the strength of each of the companies, both on the asset level and on the management level.  In terms of (inaudible) transaction, the structure of the transaction is that the exchange ratio of 0.05 means that each ECU share will basically receive 0.05 Golden Minerals shares.  Another way of looking at it is effectively that 20 shares of ECU will be exchanged for one share of Golden Minerals.  The merger will (affected) by way of a plan of arrangement, and there’s a small cash component in the — in the transaction, which will make the transaction taxable transaction.  And this is as a result of the two — of a — of this transaction being effectively a cross-border transaction between the U.S. and (inaudible) company.

On a pro forma basis, new company will have 31.2 million shares outstanding, which represents effectively — an effective equal ownership of the shareholders of both companies.  Golden Minerals shareholders will represent 49 percent of the — of the new company on a pro forma basis, and ECU 51 percent.  The combined market cap of the company on — based on a current market caps, will be around $600 million.  With a asset backdrop of up to — when you count the total mineral of the inventory, measured, indicated, inferred, the new company — this new company with a $600 million market cap will have almost approaching a half a billion ounces of silver equivalent.

The conditions for this type of transaction are customary, will require regulatory approvals and approvals from both sets of shareholders in the Golden Minerals shareholder in the Golden Minerals case, approval is — will be required by 50 percent plus one of the Golden Minerals shareholders, and on the ECU side it will require 66 and 2/3 vote.  The transaction and vote was — (after the) vote will be expected to close in and around the September timeframe.

Concurrent with the transaction will be a financing by — where ECU will issue to Golden Minerals a 15 million, zero-convertible note, which is unsecured.  The note will have a term of one year with a six-month extension.  And we expect the closing to be in July, and it’s not conditional on the completion of the combination.  This is, again, testament to the — to the ability of — or not the ability — this is testament to the relationship that we have between ECU and Golden Minerals and the belief that we want to start advancing these projects together on a — on a — on a efficient and rapid basis.

As Jeff Clevenger, who just spoke earlier, will be assuming the role of chairman and CEO.  (Michelle Roth) will be a senior consultant to the combined company and I will be — and I will serve as president of the combined company.  The combined company will maintain its Golden — its Golden Minerals name.  It will be headquartered in Denver, Colorado.  And as Jeff mentioned, The Sentient Group currently owns over 19 percent of Golden Minerals’ supportive (inaudible) of this transaction.

Going to the next slide, on a pro forma basis, the exchange ratio represents effectively an at-market transaction, based on the relative share prices of the company.  As I mentioned, it’s the 49-51 percent split for Golden Minerals and ECU respectively.  Pro forma company will have 31.2 million shares outstanding, once all is said and done.  On a fully diluted basis, this will be 34 point fully — 34.2 million shares on a fully diluted basis.  And, again, the split is 45-55 for Golden and ECU.  So, again, in terms of the concept of a merger of equals, based on the split, either on a basic or outstanding basis, the transaction represents an equal participation by both sets of shareholders into the new company.

In terms of our balance sheet, balance sheet will have, as of our last reported quarterly, we will have a next cash position of almost $90 million, putting the company in a very, very strong financial position.  And this, again, is the backup of this fine company will be pure silver ounces of over 200 million ounces, 212 million ounces of silver and on a silver equivalent basis, as I had mentioned earlier, the combined company will have a mineral inventory approaching a half a billion silver equivalent ounces, with a tremendous potential to increase those resources in two prime jurisdictions, Mexico and Argentina.  Back to Jeff.

Jeffrey Clevenger:                      OK.  Thank you, Steve.  Turning to slide 8, it shows our geography.  Of course, we’ll be strong now in Mexico.  We have exploration properties there.  Of course, ECU brings the high-grade Velardena mining district, where really the bulk of that deposit hasn’t been touched.  And that’s in the sulphide resource.  We’ll be evaluating that going forward and looking at certainly an aggressive processing expansion.  The — our Zacatecas project in — around the city of Zacatecas — I think I fairly well covered that.

We are drilling in two places now.  When those drill programs are complete, we will certainly have an update for the general public.  We have the La Pinta project, just south of Goldcorp’s Peñasquito.  That’s something also that we continue to evaluate and will be moving forward in the future.  In Peru, the Jehuamarca project exists.  You can see where it is.  It’s a — it’s a property that’s high-grade — high-grade veins of lead, zinc, silver, a little bit of gold.  And then the Cochabamba project, which is only one ridge over from the Silver Standard project down there that’s got about — very high-grade.  It’s about 17 grams per ton.

And they have about half a million ounces of gold identified.  We see very similar characteristics in the work that we’ve done.  And we’ll be drilling that in the next weeks.  El Quevar, of course you see where that is.  We’ve talked about that.  And the Atlas project that we’re quite excited about, not only because of the indications that we see on the surface, but also certainly its location in the rapidly developing Deseado Massif.  In terms of growth profile on slide number 9, of course we have the Velardena district, which we’ve talked about.

We’ll be ramping that up, likely building a new mill to be able to benefit from a large sulphide resource.  El Quevar is essentially in a feasibility stage.  Zacatecas is advanced exploration.  We are drilling there now on the Panuco project to try to identify a resource that we can claim by the end of the year, and then drill testing, you see four other projects that we’ll be moving forward with this year.

Let’s see, Steve.

Stephen Altmann:                      In terms of our asset at Velardena, the asset as many of you know and some of you will be new to, the ECU story, the asset located in Durango State in Mexico, this is one of the leading mining states in Mexico, where it has been a very prolific district.  Historically, we’ve had over 250 million ounces of silver being produced in this district to date, and there’s a tremendous amount of ongoing potential.  On our properties alone, we — I’ve — as I identified earlier, we have a very large resource base.

That resource base, as disclosed in our 43101 has a tremendous amount of potential associated with it to laterally and at depth through extensions of the existing veins, and above that only 50 percent of the project has been explored.  So part — this — the current resource mineral inventory of measured indicated and inferred is comprised (sic) primarily of gold and silver with some base metal credits.

Essentially, the overall resource represents — of the overall resource, gold and silver are the precious metals represent 66 percent of the overall resource.  So this is truly a precious metal resource, and as I mentioned, has considerable potential for considerable growth in the existing — in the existing targets and targets that we know of but have not yet been — have not yet been (explored).  On top of the exploration potential on the — and the — and the resource, we also have two operating mills with combined capacity of 820 tons per day.  Those two mills are operating — there’s an oxide mill and a sulphide mill, both of which are operating and through expertise and operational experience of the management team at Golden Minerals, we expect that we will be able to quickly optimize those operations.

In terms of development going forward, the asset has — the asset location has a excellent infrastructure system in place with a four-lane highway, with power right next to our operations.  And this is an ideally — an ideally situated location for expansion, as we’ve talked about in the past, for future production — future production of considerably than where we are at today.  So, again, the management — the combined management teams have a strong ability to complement each other, to operational — to current operations, to development of future larger production and through the cultivation of exploration throughout Mexico and Argentina.

Jeffrey Clevenger:                      OK, Steve, thanks.  We’re on slide 11, and just a quick summary of El Quevar, again it’s in Salta Province in Argentina.  We’ve had just excellent relationships with the authorities there.  They’ve been very proactive in the support for the project.  A good example of the — of that is when we went to apply for an operating permit, we received that permit in about a month’s time.  And our experience in other parts of the world is that that’s very supportive.  In terms of the resource, I’d call your attention that on the slide, there’s an error.  The resource is about 60 million ounces in total.

That’s correct, but the inferred and the measured and indicated happens to be reversed.  We’ll fix that as we go forward.  We do have drilling ongoing at the site, because the mine surface facilities are essentially complete.  We’ve got a shop.  We’ve got a drive.  We’ve got places for the — for our employees to go in and warm up and get out of the elements.  It gets quite chilly there.  The portal that we’ve made and the decline, we’ve sized it for ultimate production.  And we’ve done something in excess now of 400 meters of underground development work.

We did find and we announced, oh, I guess it was a month or so ago, that when we went underground, we found an additional concept that we had not — we had not — what was — did not show up in the — in the original drilling that we did that we had (inaudible) very high-grade tension faults running across the underground mining.  We continue to evaluate that.  We’ve now taken a large enough sample with our underground mining, and that’s led us to believe that we have a potential here of evaluating bulk mining potential.

What that means is that possibly if the studies turn out the way — the way we would hope they would that there may be some combination of an open pit and underground.  But it’s really much too early to say how that’ll turn out.  But that is the subject of our current evaluations.  Metallurgically, we think we have it well nailed.  It would be a concentrated product that would contain high-grade silver.  And environmental baseline studies are complete.

Slide 12 is just a quick overview, and certainly not all-encompassing, but just a quick overview of our exploration targets.  You can see about six or seven targets there in the Zacatecas district on the map.  We control those 100 percent.  We’re looking at about 15,000 hectares, and we have control of about 65 percent of the district.  In total, we’ve identified about 30 kilometers of veins containing both silver, gold and some base metal mineralization.  We’re currently drilling the Adriana project, which you see, which is right along the northwest extension of the Mala Noche vein that’s currently being operated by Capstone.

And just this past week, they have published a new resource update for the Mala Noche Footwall Zone.  That’s what we’re looking for in, you know, the drilling so far has indicated that we’re on the right track and we’ll have more to say about that when our program is complete.  Up to the far north, you see the Panuco project.  We are currently entering a third phase of drilling there with an ultimate objective in the next several months of having completed about 80 holes, which we anticipate will be sufficient to identify a resource.  Couple other targets that we’ll be doing work on this year include those three just off to the right of Adriana.

Atlas in Argentina, we certainly have a lot of excitement about that, based on some of the recent discoveries in that area.  Recall, perhaps, that our — one of our largest shareholders, Sentient Group, was a major holder of Andean resources, who recently — or, actually, I guess it was towards the end of last year — sold that project to Goldcorp for something north of $1,000 an equivalent ounce of gold identified.  Hey, we’ll drill it, we’ll see what we come up with, but certainly the surface expressions have us pretty excited.  Cochabamba, again, I talked just quickly about that.  That’s right next to Silver Standard’s San Luis deposit.  We’re working closely with them.  Certainly there’s some commonality should we — should we be lucky enough to find something similar or even larger than what they have.

Jehuamarca in Peru is a series of epithermal veins with some mantos identified and, again, surface sampling has identified some significant high-grades.  And we just simply need to drill it.  Steve?

Stephen Altmann:                      On the next slide, what you have here is a cluster of comparable companies that are aligned both in the — in relative to their resource size and comparable average grade of that resource.  And in — one of the biggest power or advantages of this transaction is it increases — it really increases the competitive position of the combined company.  Together, we move to the upper right-hand portion of this — of this comparable chart, where our asset is now among the top tier of the group, with respect to its size, with respect to grade.  And as a $600 million market cap company among this cluster of comparable companies, you can see that our size, while we rank right in among the larger players, we’re surrounded in that same place by larger players that are multiples of the combined company to market cap.

So this is very encouraging for us in that moving into that space means a considerable amount for us with respect to being among a class of assets  that, I think, are — rank among the best in the industry.  Our resource — our combined resources will be in jurisdictions that are essentially unparalleled in the silver space and the two companies together will create that class of company that, I think, will be very attractive for people looking to invest into the space.

Going on to the next page, the — with respect to the benefit to ECU shareholders, one of the biggest, you know, benefits to this transaction is really we have a strong horse and the jockey to this horse is very strong as well, i.e. the management team.  We have the ability here to complement a management team that has demonstrated considerable strength, considerable expertise and considerable experience, both in operations, development and exploration.

And I think that breadth and depth of experience is really going to allow the unlocking of value in our respective assets.  ECU will benefit from Golden Minerals’ strong operational capabilities.  It’s a proven — it’s a proven capability.  The management team has operated and developed world-class assets throughout the world in the industry.  And Golden will benefit from the strong exploration success that ECU’s team has demonstrated over the past — over the past four years.

Again, this creation of the two management teams is where we’re going, where we really believe we can unlock additional value in the two assets.  In terms of the next benefit, in terms of diversification, we are going to be operating in two of the world’s most prolific silver producing countries, Mexico and Argentina, plus we also have exploration assets in Peru.

So insofar as being a Latin-base or Americas-focus company, we are in the right jurisdictions, the right political environment and the right geological environment to allow these assets to grow way beyond where they are currently.  The ability for — we find that the ability for our exploration team to uncover tremendous potential in El Quevar and, right next to it, at Zacatecas, blends in well with our skill set and vice versa in terms of the operational — the operational side.  Golden Minerals’ management is a strong opportunity to take the Velardena asset to the next level.

On the third — in the third box, enhanced growth, the two companies will now have a very strong balance sheet able to fund this growth, both on the expiration side and the development side.

And this is a powerful tool in that this is a company that once it gets together has all the ingredients in place.  It has the financial power, it has the asset strength, it has the management expertise and experience.  Those ingredients is what’s really going to be able to take this combined company, frankly, to the next level and unlock that additional value in the two companies.

From a capital markets point of view, clearly the increased scale of the company will give us greater access to the capital markets, it will give us greater access to the institutional environment, it will give us greater access to the research environment and it will give us greater access to the retail environment.

(On top of that, the listing on the (Toronto) stock exchange and the (Amex) will provide much greater and improved access for our shareholders who now have the ability to trade the stock on two primary exchanges.  We anticipate that the liquidity, because of the two exchanges, because of the size of the company, because of the potential new interest in this combined entity will clearly enhance the trading liquidity of both the — of both our shares.

The support from Sentient — Sentient can’t be ignored.  It has had major — is a well-known major mining fund in the industry.  They are a 19 percent shareholder — 19 percent plus shareholder of Golden Minerals and they have lended their support to their transaction because they also agree as to the potential to unlock value in the two companies, based on, as I said, the management team, the asset quality and the jurisdictions in which we operate.

Male:                                                                                        OK.  As far as the benefits of Golden shareholders, I think they’re considerable and very complimentary to the benefits that Steve mentioned in terms of the benefits to the ECU shareholders, but they’re really highlighted by bringing to Golden shareholders a strategic position in the prolific silver belt where ECU operates.

It provides Golden with an operating mine with significant growth prospects, particularly in the sulfide portion of that deposit with an overall global resource currently of something in excess of 400 silver equivalent ounces, and I’ll tell you, when we were down there and you go underground the operations is actually mining veins that aren’t even in that resource.

So, we think it has considerable upside.  It certainly accelerates the combined company’s growth story.  Our operating came, as Steve mentioned, that’s a complimentary benefit to both parties that we think we can unlock the value and the full potential at Velardena, probably with a well-thought out and cautious approach, maybe first going to something of lesser size than it may ultimately be.  We can leverage our existing cash to capitalize on that expansion and wrap up down in Velardena.

And again, the complimentary management teams will surface other additional optimizations as we get — collectively put the team together and get everybody headed toward the same goal line.  I’ll tell you that having (Michelle Wah) as a consultant is very important to us.  He’s just an amazing guy that’s very creative.  He can see very quickly into what a potential — what the potential of a property is and we look forward to having him assist us in a consulting capacity to certainly evaluate some of the portfolio and give us guidance.

It gives — and obviously we still maintain our exposure to (El Cavar).  We get immediate cash flow from operations and then that cash flow would be anticipated to increase when Velardena expands and ramps up further.

So, establishment of the new company will be in two of the world’s most prolific silver producing countries; Mexico and Argentina.  And with any luck, our drilling in Peru will just further diversify the company.  If diversify is Golden away from basically one project, one potential mine, it gives us exposure to a much larger Canadian investor base and, you know, we think there’s potential for evaluation re-rating as our plans emerge going forward and the results emanate from that work, increased size and scale of production profile combined with that diversified asset portfolio.

Lastly, on slide 16, is the transaction timeline.  You can all look at that but essentially what we’re saying is that we would anticipate shareholder votes some time in probably mid-August and with the closing of the transaction, assuming those votes are in the affirmative in either late August or early September.

In summary, I’d say that collectively we certainly believe that this merger has compelling values, not only for the employees of both companies but for both sets of shareholders and investors as well.  And it creates a platform that neither one of us really could have achieved individually.

And with that, I guess I would ask the operator to open the session up for questions.

Male:                                                                                        At this time I would like to remind everyone in order to ask a question, press star, then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Again, if you would like to ask a question, press star then the number one on your telephone keypad.

Our first question comes from the line of Eric Zaunscherb with P.I. Financial.  Your line is now open.

Eric Zaunscherb:                            Thank you.  Congratulations gentlemen, it’s an intriguing concept.  I was wondering, Jeff, if I could get a bit of an update — a more detailed update for (El Cavar).  You’re 400 meters into the underground development.  I was wondering given the number of cross structures and ideally mineralized one’s that you’re encountering how the ground conditions are holding up?

Jeff Clevenger:                                       Yes, Eric, nice to hear from you again.  You know, we’ve done that development.  We initially had a few ground problems going into the underground (inaudible), which I think you’re aware of.  Those have pretty much gone away.  I’ll tell you as we go to the west we have a major fault in front of us that we have to cross.  We’re not there yet but we do anticipate, you know, some degree of difficulty getting across that.

So, the ground conditions for the most part, we’re holding the ground with the exception of where the portal was collared.  We’re holding the ground with bolts and (shot creek).  So, the ground conditions haven’t been an issue.  There’s been a bit of water, I’ll tell you by, you know, some other locals where they really have water.  It’s been minimal, but it’s something that we’ve had to deal with.

Eric Zaunscherb:                            And can you get into what the cost is per meter that you’re encountering there?

Jeff Clevenger:                                       Can we do that on a separate call?

Eric Zaunscherb:                            You bet.

Male:                                                                                        Your next question comes from the line of Jon Case with Paradigm Capital.  Your line is now open.

Jon Case:                                                                   Hi, guys.  I’m coming more from understanding the Golden Mineral side.  So, I was wondering — I’ve been flipping through some of this stuff on ECU, which I’m not very familiar with — could either Jeff or the folks over at ECU kind of walk us through what — it sounds like what’s going on right now is a small part of the story.  It seems to be most of the story is tied up in more of a development asset than an operating one.

Could you talk a little bit about, you know, the workings that have been done and what needs to be done development-wise to expand this and certainly kind of the scale that you’d be looking at for the new mill that Jeff mentioned and kind of the timeline and production potential of all those things?

Jeff Clevenger:                                       Steve, let me give it a go and help me out here if I need it, but first of all the real carrot here is in the deeper sulfides.  I equate this to an experience I had earlier in my career and that experience was Cerro Verde.  Now, I’m not saying this deposit is a Cerro Verde, but I’m saying it’s analogous because at Cerro Verde one of the real intriguing highlights of Cerro Verde was that it had no known depths of the mineralization and in fact, as one drilled deeper at Cerro Verde you could see that the — actually the grade increased.  And that is now proven to be a huge benefit.  (Freeport) is currently looking at a major expansion of that sulfide resource.

I say that this is similar because there’s no known bottom to the mineralization at Velardena either.  In fact, they’ve had indications from some initial drilling into potential massive sulfides beneath the current vein system that it may actually get better.

So, you know, there’s kind of a simple thinking mining engineer.  A deposit that has no known bottom is a good thing because as economics change and mineral resources become less available, it gives you the economics to be able to keep going.  That is a very attractive feature to me.

There are indications that this deposit gets does enhance its grade with depth.  You know, while it’s premature, I think that what we would be looking at on the kind of medium term would be something — there have been studies put out in the literature suggesting that maybe you could do 5,000 or 7,000 tons a day in this deposit; I don’t think that — our view is that’s not a prudent approach.  I think we would look at this more in the range of something like a 2,000 ton per day plant.

A 2,000 ton per day plant would get you somewhere in the neighborhood of, you know, 5 million ounces of silver, maybe slight less of 100,000 ounces of gold and, you know, 25 million pounds or so of lead and zinc.  But, we think that’s a prudent approach.  You know, in an underground mine you obviously have to have the working (faces) or you have to have both mining areas to be able to accomplish that.

We’ve done some back of the envelope analysis that suggests that 2,000 tons a day is probably what we initially start to be trying to define through our engineering studies.  Did that answer your question?

Jon Case:                                                                   Yes.  Does — what’s the sort of average, sort of, envelope of veins? Is this, like, a cluster of veins where you can get a lot of headings and what — it sounds like their doing (trich) and (stope), it sounds like a lot to me.  Is there a lot of veins and that’s why you’re able to get that much out of the mine?

Jeff Clevenger:                                       There are a lot of veins and in some areas they cluster together where you can probably have mining widths in excess of three to four meters.  There is also some narrow veins.  Typically — and when I say narrow veins, I’m talking in the one meter general area — and those smaller veins tend to be extremely high grade.  So, it would be a combination of both mining and more selective high grade mining.

Jon Case:                                                                   And in terms of access, would this require kind of a major, you know, put in new declines and adits in or can that be done from the existing development that you see?

Jeff Clevenger:                                       The answer to your question is that it’s a little more complicated than that.  The company had initiated a major decline some years ago and stopped because of funding.  We would reinitiate that decline aggressively and once we get that down to the — I forget what level it is, 19 or something like that, but we can go through all this later.  It opens up the access to all of these major vein systems.  That’s key.  Key is getting that decline back on track and getting us going and getting that developed.

Jon Case:                                                                   OK, great.  I’ll hop off and let somebody else ask a question.

Male:                                                                                        Your next question comes from the line of Christos Doulis with Stonecap Securities.  Your line is now open.

Christos Doulis:                                Congratulations gentlemen on this transaction.  My question is related to Velardena and the assets that are going to — or capital — that’s going to be available in the short term here.  I’m assuming that the $15 million convert is kind of the advance cash that can be used to develop Velardena.  I just wanted to see what your thought were on the ultimate amount of capital you might be allocating to Velardena.

And also, just kind of a timeline here on, you know, what your internal expectations are for trying to deliver something on this 2,000 ton per day scenario?

Male:                                                                                        Hi, Christos, thanks for the question.  You know, we’re in the process of assessing the needs of Velardena.  As you know, we’re doing internal studies — our intention is to build out Velardena on an expedited basis.  Obviously we will do it in a prudent manner.  The intention really is to take the infrastructure that’s already in place at Velardena.  As you know, we already have very strong infrastructure, we have a considerable amount of development and that gives us a leg up, frankly, in getting this asset into a development stage that can, frankly, take advantage of the market — of the commodity prices in the market.

So, we haven’t yet determined what the capital cost would be and it’s probably not something that, you know, we are able to talk about in this particular discussion but clearly the development applications for Velardena are paramount and prevalent for — or is a priority for the management team.

Having said that, you know, we have a tremendous amount of — we will have a tremendous amount of development opportunities in Argentina and we also still want to ensure that we have a strong exploration program going forward.  So, the trick for us is to establish that perfect balance between capital allocations for our projects, including exploration.  Jeff, anything to add to that?

Jeff Clevenger:                                       No, no.  I think that’s fine.

Christos Doulis:                                So, guys, just a quick follow up.  I mean, internally what do you think a timeline might be to deliver a feasibility type document on the expansion scenario?

Male:                                                                                        We’re not prepared to address that today.  We’ll be addressing that in due course.

Christos Doulis:                                OK, thank you.

Male:                                                                                        Your next question comes from the line of Travis Anderson with Gilder, Gagnon and Howe.  Your line is now open.

Travis Anderson:                        Good morning.  Just glancing through some of the slides from ECUs earlier presentations, I was caught by some of the yield numbers for want of a better word on the sulfide.  I’m wondering in looking at the metallurgist, is there a way to significantly improve that as part of this expansion or reconstruction, whichever you want to call it, of the mine and specifically of the mill?

Male:                                                                                        Travis, hi, thanks for joining us.  Let me see if I can make a stab at that.  We’ve got some work to do.  We believe that at least based on our, you know, due diligence and that, that there’s an opportunity to grind finder, which would give you cleaner concentrate products and better recovery.  We will be embarking on a testing program to verify that, but we’ve had several different independent metallurgists look at it and conclusively that’s what they have determined.

Travis Anderson:                        And the arsenic levels, that you’re stuck with, I guess?

Male:                                                                                        I think that remains to be seen and I think it depends somewhat on the results of these studies.

Travis Anderson:                        OK, thanks.

Male:                                                                                        Yes, thank you.

Male:                                                                                        Your next question comes from the line of Wade Black with Blackberry Fund.  You line is now open.

Wade Black:                                                   Hi, gents.  Quick question; ECU has spent a substantial amount of time and effort attempting to get the Velardena project into commercial production.  You talk about it being an operating mine, but I don’t really have any access in terms of information about its tons per day or current revenues, the company doesn’t report any revenues.  Can you explain to me the rationale for why new management would be able to reverse the previous years’ trend of not capitalizing on this property?

Male:                                                                                        Do you want me to do that, Steve, or you?

Steve Altmann:                                    Sure.  Go ahead.

Male:                                                                                        Hi, Wade, how are you?  I think the issue has been that there’s not been any capital available to accomplish the task at hand and I, you know, look, again, this is blowing smoke up everybody’s ear about our fine management, but we have a proven ability to be able to develop these things and so we will take our team in conjunction with the team down at Velardena and in conjunction with capital and make this thing work.

Male:                                                                                        I’ll just add to that.  I mean, there’s a couple things, one of the major things is yes, we have been undercapitalized and we’ve been trying to utilize, you know, frankly what equipment and capital we have to generate additional cash flows through the oxide (mill).  The other thing is, you know, we acquired the oxide mill quite rapidly and as such, started production as soon as we could with a mine that wasn’t developed far enough to properly feed the oxide mill in that particular case.

And a lot of the production that we’re doing is coming from mined out areas of old (inaudible) that’s how it started.  So, we’re actually, you know, we were actually making some money with lower grade material because all the high grade was historically mined out.  As we get deeper into the (resource) and into new stope areas, the grade profile is going to change because now we’re going into effectively new areas that haven’t been mined out.

So, typical of these new startups, it typically takes you, you know, 12, 18 months in order to properly develop the underground to feed the mill and typically during that period of time you’re building the mill.  In our case we had a fully built mill that was operational in three weeks, yet the underground on the oxide side wasn’t developed.

Having said that, the oxide really only represents a small fraction of the overall (resource).  The real opportunity in our asset is in the sulfide and as Jeff was mentioning, we have seen strong evidence that the sulfides getting richer and thicker at depth.  So, in terms of, you know, our current operations, which is more focused on the oxides, as I said, that old mined out areas as we get into the new stopes where it has previously not been undeveloped, we should see strengthening of the grade profile, but yet again, what Jeff is referring to is a sulfide potential, that is 97 percent of the (resource) is really sulfide.

And that’s where, you know, much larger operation will yield significant results based on proper capital, proper operations, proper building of a proper mill and a proper mine plan for the sulfides.

Wade Black:                                                   Just a follow up, can you give us any disclosure about current mining rates and production at the mine?

Male:                                                                                        Yes.  In terms of production rates, we’ve been actually hitting mining levels of up to a thousand tons per day, so the underground development has come along quite well and we have opened up new areas.  The oxide mill has an 800 horsepower (ball) mill, which is running at around 500 tons per day, and with a little bit of capital investment, we can get that to 800 tons per day, if not more.

So, with a very small relative capital infusion, you know, the oxide operations can be enhanced, you know, from an operational management point of view and from a capital point of view.

In terms of a qualified mill, we’ve been focusing a lot of our efforts on the oxide because it products a (inaudible) which is easier to work with, so from the sulfide mill we haven’t been operating that at full capacity as our mining crews have been focused on the oxide.  So, in terms of, you know, with regard to the sulfide mill, we’ve probably been running that at roughly around half its capacity.

So, in the near term, you know, aside from the larger sulfide floatation plat, in the near term we’re going to investigate the opportunity to be able to use a relatively small amount of capital to both increase the potential at the oxide mill and the existing sulfide mill.  But, that’s something that the management team is looking into.  There is near term possibilities that the end of the day the real opportunity, as Jeff mentioned, is going into the deeper sulfides and developing a much larger sulfide operation.

Male:                                                                                        Let me just add to that.  That is the opportunity here, is the resource that’s in the sulfides and developing that properly.  For the longer term, I wouldn’t even consider the current mill as part of the equation, it would be replaced.

Wade Black:                                                   Just a quick question, final follow up question.  Do you anticipate having this mill — this mining operation operating concurrently with, you know, the deeper level exploration and development?

Male:                                                                                        Yes.  Particularly the oxides.

Wade Black:                                                   OK.  Thank you guys.

Male:                                                                                        Your next question comes from the line of Daniel Earle with TD Securities.  Your line is now open.

Daniel Earle:                                                   Yes, congratulations, gentlemen.  I’m not a lot familiar with (El Cavar), could you just take me through the timeline for the advancement of the feasibility there and the development on that project, if you could?

Male:                                                                                        Yes, and sure, and welcome to the call.  When we went underground we discovered these high grade tension faults that we had not identified in the initial drilling.  That has changed our plan; we had originally said that we would have a PEA out mid-this year.  With the advent of the discovery of these tension faults, we decided that it’s best we evaluate what that means to the total deposit.

And so, what we’re currently doing is having a review done by an independent engineering outfit right here in Colorado of the potential of now going to a maybe more of a bulk mining scenario, which could be a combination of open pit and including a bulk underground method.

We now think that’s probably going to look like the better way to go and until we get those studies done and that modeling done, and fortunately because of the amount of material that we have mined underground in the eastern portion of the ore body, which is a very small portion of the ore body, we will be able to verify our modeling techniques and be able to make, you know, some pretty concrete decisions going forward.

We have not announced a timeline for a feasibility study or a PEA.  We want to get this modeling work done, measure the potential for a bulk mining method and then have something to say about it.

Daniel Earle:                                                    OK, great.  So, would it be a safe assumption then to assume that you’re going to get to a feasibility study on this expanded, sort of, commercial sulfide operation on Velardena before you do for (El Cavar)?  So, this is — Velardena is then ahead of (El Cavar) in the development timeline?

Male:                                                                                        I don’t think we know that yet.  You know, we’ve got a lot of work to do.  I would — I mean, and they could be simultaneous.  I just don’t have a timeline to give you.  We’re going to start that work as soon as we can at Velardena and as far as either one of them, I guess I wouldn’t even commit to a feasibility study.

I mean, Velardena is operating.  We have sufficient money on hand to continue the work that’s required to do now to measure the future and, you know, it’s conceivable that we could do it without a feasibility study.  But, none of those decisions have been made, so it would be premature to try to put a peg in it.

Male:                                                                                        I think, Dan, the opportunity for us here is we have two real, you know, high class development opportunities and we have the luxury of deciding which one we want to go first, whether or not we want to do both at the same time.  It’s a nice — effectively it’s a nice situation to be in, in that we think both actually will be developed and as a larger cap company, will have access to, you know, a lot of resources to be able to advance both on a very timely basis.

Daniel Earle:                                                    OK, fair enough.  Steve, I’ll probably follow up with you off line, if you don’t mind.

Steve Altmann:                                    No, not at all, Dan, anytime.

Daniel Earle:                                                    OK, cheers, thanks a lot.

Male:                                                                                        Your next question comes from the line of Wistar Holt with Holt and Shapard.  Your line is now open.

Wistar Holt:                                                     Hi, Steve, congratulations to you and (Michelle).

Steve Altmann:                                    Hi, Wistar, thanks.

Wistar Holt:                                                     It sounds like an excellent fit, excellent timing.  My question pertains to the mass of sulfide, do you have an update today on when we might see some results?

Steve Altmann:                                    Thanks for that, Wistar.  Yes, we — as you know, we’ve been working on that drilling program.  The drill — because of the high technical nature of the drilling, the drilling has been somewhat not as rapid as we would have liked it to be.  However, that drilling is ongoing and we think while we’ve been focusing a lot on the development opportunities, one of the highlights of this transaction is, you know, we have a lot of exploration opportunities not only at Velardena but as well as in next door in Zacatecas and as well as in Argentina.

So, together with our drilling campaign for the mass of sulfide, we see it, you know, we’re quite excited about the opportunities to share with our shareholders a lot of the advancements on the exploration side.

You know, the drill is turning in the massive sulfides.  We have a lot of drills turning as a combined company, but we think there’s going to be a lot of exciting news with regard to the exploration programs, not only for us but as well as under the Golden Minerals umbrella.

So, hand in hand, we’re going to be looking at, you know, very exciting opportunities from a development point of view and from an exploration and drilling point of view.

Wistar Holt:                                                     Excellent, thanks so much.

Male:                                                                                        Thanks, Wistar.

Male:                                                                                        Well, thank you very much everybody.  We see that there are no more call ins in the queue so, operator I’ll ask you to adjourn the call and again, thanks so much for being with us and we look forward to your support as we move forward in a larger collective entity.

Male:                                                                                        This concludes today’s conference call.  You may now disconnect.

END